Exhibit 99.30

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY IN AUSTRALIA, CANADA OR JAPAN (OR IN ANY OTHER COUNTRIES, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION). THE INFORMATION PROVIDED IN THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL ANY SECURITIES OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY COUNTRY OR JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED OR TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

[This English translation of the Information Document on Related Party Transaction of Major Importance is provided for courtesy purposes only. The Italian version of the Information Document is the only official version and shall prevail in case of any discrepancy with this English courtesy translation of it.]

INFORMATION DOCUMENT ON RELATED PARTY TRANSACTION

OF MAJOR IMPORTANCE

(Merger by incorporation of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni into Banca Monte dei Paschi di Siena S.p.A.)

Prepared pursuant to Article 5 of the Regulation containing provisions on transactions with related parties adopted by Consob resolution no. 17221 of 12 March 2010, as subsequently amended and supplemented.

This information document has been made available to the public at the registered office of Banca Monte dei Paschi di Siena S.p.A., on the company’s website ( www.gruppomps.it/en/ section “Corporate Governance - Transactions with related parties”), as well as through the authorised storage mechanism “eMarketSTORAGE” at www.emarketstorage.it/en.

17 March 2026

Table of Contents

INTRODUCTION			6
1.	Warnings		6
	1.1	Risks related to potential conflicts of interest arising from the Transaction	6
2.	Information relating to the Transaction		7
	2.1	Description of the characteristics, mechanics, terms, and conditions of the Transaction	7
	2.2	Identification of the related parties with whom the Transaction is performed, the nature of the relationship and, if the board of directors is informed, the nature and extent of those parties’ interests in the Transaction	10
	2.3	Identification of the economic rationale and convenience of the Transaction for BMPS	11
	2.4	Method for determining the consideration for the Transaction and assessments of its fairness compared to the market values of similar transactions	11
	2.5	Explanation of the economic, equity and financial effects of the Transaction	16
	2.6	Statement on whether the amount of remuneration of the members of the board of directors of BMPS and/or its subsidiaries is likely to change as a result of the Transaction	16
	2.7	In the case of transactions where the related parties involved are members of the issuer’s administrative and supervisory bodies, general managers and executives of the issuer, information relating to the financial instruments of the issuer held by the persons identified above and their interests in extraordinary transactions, as provided for in paragraphs 12.2 and 15.2 of Annex 1 to Commission Delegated Regulation (EU) 2019/980 of 14 March 2019	17
	2.8	Indication of the bodies or directors who conducted or participated in the negotiations and/or instructed and/or approved the Transaction, specifying their respective roles, with particular regard to independent directors	17
	2.9	If the relevance of the Transaction derives from the aggregation, pursuant to Article 5, paragraph 2, of several transactions carried out during the financial year with the same related party, or with parties related to both the latter and the company, the information indicated in the preceding points must be provided with reference to all the aforementioned transactions	18

Annex A	Opinion of the Related Party Committee

DEFINITIONS

The following is a list of definitions used within the Information Document, in addition to those given in the text. These definitions, unless otherwise specified, have the meanings given below. It should be noted that for the definitions below, whenever the context so requires, the singular form includes the plural form and vice versa.

BMPS or Incorporating Company	Banca Monte dei Paschi di Siena S.p.A. with registered office in Siena, Piazza Salimbeni no. 3, registration number with the Register of Companies of Arezzo - Siena and Tax Code no. 00884060526.

Bankit Circular	The Bank of Italy’s Circular no. 285/13, Part Three, Chapter 11, as subsequently amended and supplemented, on risk activities and conflicts of interest with respect to related parties.

Related Party Committee or Committee	The Related Party Committee of BMPS, established pursuant to the BMPS Regulation.

Board of Directors	The Board of Directors of BMPS in office at the date of this Information Document.

Consob	The Commissione Nazionale per le Società e la Borsa, with registered office in Rome, Via G.B. Martini no. 3.

Information Document	This information document, prepared pursuant to Article 5 and in compliance with the format set out in Annex 4 to the RPT Regulation.

Merger or Transaction	The merger by incorporation of Mediobanca into BMPS, whose completion is subject to the fulfilment of certain conditions precedent set out in the Merger Plan.

BMPS Group	The group headed by BMPS.

Mediobanca or Incorporated Company	MEDIOBANCA - Banca di Credito Finanziario Società per Azioni, a joint-stock company governed by Italian law, with registered office in Milan, Piazzetta Enrico Cuccia, 1, registration number with the Milan Companies’ Register and tax code no. 0071449015.

Offer	The voluntary public tender and exchange offer launched pursuant to, and for the purposes of, Articles 102 and 106, paragraph 4, of the TUF by BMPS on the Mediobanca shares, which concluded on 29 September 2025.

Merger Plan	The merger plan by incorporation of Mediobanca into BMPS, approved by the relevant Boards of Directors of the Companies Participating in the Merger on 10 March 2026.

RPT Regulation	The Regulation containing provisions on related party transactions adopted by Consob with Resolution no. 17221 of 12 March 2010, as subsequently amended and supplemented.

Issuers’ Regulation	The Regulation adopted by Consob with resolution no. 11971 of 14 May 1999, as subsequently amended and supplemented.

BMPS Regulation	The “Group Regulation on the management of prescriptive obligations with related parties, affiliated persons and obligations of bank executives” adopted by the Board of Directors of BMPS and in force as of the date of this Information Document.

Companies Participating in the Merger	BMPS and Mediobanca.

TUB	Legislative Decree no. 385 of 1 September 1993, as subsequently amended and supplemented.

TUF	Legislative Decree no. 58 of 24 February 1998, as subsequently amended and supplemented.

INTRODUCTION

This Information Document has been prepared by BMPS pursuant to Article 5 of the RPT Regulation and in compliance with Annex 4 of the same RPT Regulation, as well as pursuant to paragraph 4.6.1 of the BMPS Regulation, published on the Bank’s website www.gruppomps.it/static/upload/ope/operazioni_con_parti_collegate_e_soggetti_collegati.pdf, and with the Bankit Circular.

This Information Document has been prepared in order to provide shareholders and the market with the information required pursuant to, and for the purposes of, the aforementioned regulation on related party transactions, with regard to the Merger of Mediobanca into BMPS.

In view of the legal control relationship between BMPS and Mediobanca, as a result of BMPS’s acquisition of approximately 86.3% of Mediobanca’s share capital following the Offer, the Merger constitutes for BMPS a transaction between related parties of “major importance” pursuant to, and for the purposes of, Article 4.3.2 of the BMPS Regulation, in accordance with the RPT Regulation, as well as the Bankit Circular.

In this regard, BMPS, taking into account the Transaction as a whole, has voluntarily decided not to avail itself of the exemption provided for transactions with subsidiaries pursuant to Article 14, paragraph 2, of the RPT Regulation and Article 4.4.3 of the BMPS Regulation, voluntarily subjecting the approval of the Merger to the framework provided for in the aforementioned procedures for transactions of so-called “major importance”.

As disclosed to the market, on 10 March 2026, the Boards of Directors of BMPS and Mediobanca approved the Merger Plan prepared pursuant to, and for the purposes of, Article 2501-ter of the Italian Civil Code, subject to the positive opinion issued by their respective Related Party Committees.

This Information Document is available to the public at the Bank’s registered office at Piazza Salimbeni no. 3, Siena (Italy), through the authorised storage mechanism and on the Bank’s website ( www.gruppomps.it/en/, section “Corporate Governance - Related Party Transactions”).

The opinion of the Related Party Committee is attached to this Information Document.

1.              Warnings

1.1            Risks related to potential conflicts of interest arising from the Transaction

The Merger is classified as a transaction with related parties, due to the fact that BMPS controls Mediobanca by law, pursuant to Articles 2359 of the Italian Civil Code, 93 of the TUF and 23 of the TUB, with an equity stake of approximately 86.3% of the relevant share capital, acquired in the context and following the Offer.

Mediobanca is also subject to the management and coordination of BMPS pursuant to Articles 2497 et seq. of the Italian Civil Code and Articles 60 et seq. of the TUB.

Furthermore, although the relevant conditions were met, BMPS voluntarily decided not to avail itself of the exemption provided for transactions with subsidiaries pursuant to Article 14, paragraph 2, of the RPT Regulation and Article 4.4.3 of the BMPS Regulation, voluntarily subjecting the approval of the Merger to the framework provided for in the aforementioned procedures for transactions of so-called “major importance,” in order to protect the Company’s interest in completing the Merger, the substantive fairness of the related terms and conditions, as well as the procedural transparency and fairness, as described in this Information Document. In light of the above, the Merger was submitted for a prior opinion to the BMPS Related Party Committee, which, on 9 March 2026, issued its positive and binding opinion on the Merger.

The Board of Directors of BMPS approved the Merger Plan on 10 March 2026, unanimously of those present.

Without prejudice to the foregoing, taking into account the characteristics of the Transaction, BMPS does not identify any particular risks related to potential conflicts of interest, other than those typically inherent in related party transactions.

2.              Information relating to the Transaction

2.1            Description of the characteristics, mechanics, terms, and conditions of the Transaction

Exchange Ratio

For the purpose of determining the economic elements of the Merger, the Boards of Directors of the Companies Participating in the Merger have engaged financial advisors of proven professional standing, namely:

-	for BMPS: J.P. Morgan Securities plc, UBS Europe SE, and Jefferies GmbH;
-	for Mediobanca: Morgan Stanley & Co. International PLC.

Furthermore, for the purpose of preparing their opinions, the Related Party Committees of BMPS and Mediobanca deemed it appropriate to seek the support, with regard to the financial aspects of the Transaction, of Alvarez & Marsal Italia S.r.l., Alvarez & Marsal Spain S.L. (the “Financial Advisor Committee”), and Rothschild & Co. Italia S.p.A., respectively.

The advisors who assisted the Boards of Directors and the Related Party Committees of the Companies Participating in the Merger were identified by virtue of their proven ability, professional standing and experience in transaction of this nature, as suitable for the task, and able to support the Companies Participating in the Merger in evaluating the fairness of the exchange ratio and the convenience and correctness of the Merger, also taking into account the complexity of the Transaction structure.

After reviewing and endorsing the assessments of their respective financial advisors, on 10 March 2026, following the positive opinion of the respective Related Party Committees and based on the supporting documentation received, the Boards of Directors of the Companies Participating in the Merger determined the exchange ratio as follows: no. 2.450 ordinary shares of the Incorporating Company, with regular dividend rights, for each ordinary share of Mediobanca (the “Exchange Ratio”).

The Exchange Ratio is not subject to any adjustments or cash payments.

The Exchange Ratio was calculated already taking into account the distribution of dividends for 2025 announced by the Boards of Directors of BMPS and Mediobanca on 10 February 2026, and 9 February 2026, respectively.

It should be noted that the Companies Participating in the Merger will file a joint application with the Court of Florence for the appointment of the expert, availing themselves of the option under Article 2501-sexies, paragraph 4, of the Italian Civil Code, to request the Court of the place where the company resulting from the Merger has its registered office to appoint one or more joint experts, with the task of preparing a report on the fairness of the Exchange Ratio.

The report of the independent expert referred to in Article 2501-sexies of the Italian Civil Code will be made available to the public in accordance with the terms and conditions set forth in the applicable laws and regulations.

Reference Financial Statements

The Merger will be approved using as reference financial statements, pursuant to, and for the purposes of, Article 2501-quater, paragraph 1, of the Italian Civil Code, the financial reports as at 31 December 2025, approved by the Boards of Directors of BMPS and Mediobanca on 10 March 2026 and 5 March 2026, respectively (the “Reference Financial Statements”).

Allocation mechanisms of the shares of the Incorporating Company and relevant characteristics

The Merger will be carried out through the following transactions: (i) the cancellation, without exchange, of the treasury shares held by Mediobanca as at the date of completion of the Merger; (ii) the cancellation, without exchange, of the Mediobanca shares held by BMPS as at the date of completion of the Merger; (iii) the cancellation of the remaining ordinary shares of the Incorporated Company and the allocation, in exchange, of ordinary shares of the Incorporating Company on the basis of the Exchange Ratio.

In order to service the allocation of shares in exchange, BMPS will proceed with an increase of its share capital for a maximum amount of €1,609,487,836.43, through the issuance of up to a maximum of 272,012,804 new ordinary shares.

The number of BMPS shares to be issued in light of the Exchange Ratio has been determined by reference to the entire share capital of Mediobanca as represented by the shares currently issued by it (net of the portion held by BMPS). For this purpose, the treasury shares currently held by Mediobanca have also been taken into account, given that such shares could, prior to the effectiveness of the Merger, be allocated to the beneficiaries of the 2025–2026 Performance Shares Plan, should the relevant conditions be met, and/or be sold on the market.

With reference to the 2025–2026 Performance Shares Plan, as well as any additional equity-based incentive plans (where the relevant shares have not already been allocated to or made available to the respective beneficiaries prior to the effectiveness of the Merger), the board of directors of BMPS will adopt, in the appropriate forums, the necessary resolutions in order to ensure the maintenance of equivalent treatment for the relevant beneficiaries, in compliance with applicable law.

The newly issued ordinary shares of the Incorporating Company allocated in exchange will be admitted to trading on Euronext Milan, organised and managed by Borsa Italiana S.p.A., in the same way as the ordinary shares of BMPS already outstanding, and will be subject to dematerialisation and centralised management by Monte Titoli S.p.A., pursuant to Articles 83-bis et seq. of the TUF.

The newly issued BMPS ordinary shares assigned to service the Exchange Ratio shall be made available to Mediobanca shareholders, other than BMPS, in accordance with specific forms of the securities centralised at Monte Titoli S.p.A. on a dematerialisation basis, starting from the effective date of the Merger, if such date is a trading day, or on the first subsequent trading day.

The BMPS ordinary shares assigned in exchange will have regular dividend rights and will confer on their holders the same rights, in accordance with applicable law and the articles of association, as the outstanding ordinary shares of BMPS on the date of the allocation.

Effectiveness of the Merger

Subject to the fulfilment (or, where permitted, the waiver) of the above conditions precedent, the Merger will produce its legal effects, pursuant to Article 2504-bis, paragraph 2, of the Italian Civil Code, from the date of the last of the registrations of the deed of Merger, or from such later date as may be indicated in the deed itself.

Starting from the effective date of the Merger, the Incorporating Company will succeed, by operation of law, to the entire patrimony, assets and liabilities of the Incorporated Company and to all claims, actions and rights, as well as all obligations, commitments and duties of whatever nature vested in or incumbent upon the latter, in accordance with the provisions of Article 2504-bis, paragraph 1, of the Italian Civil Code.

For accounting purposes, the transactions carried out by the Incorporated Company will be recorded in the financial statements of the Incorporating Company with effect from 1 January of the financial period in which the legal effects of the Merger take effect. Tax effects will also run from the same date.

Authorisations

The Merger requires the obtainment of the authorisations provided for under the applicable legislation, including sector-specific regulations, and in particular the following:

(i)	the authorisation of the European Central Bank and the Bank of Italy pursuant to Articles 4 and 9 of Regulation (EU) no. 1024/2013 and Article 57 of the TUB and the related implementing provisions;
(ii)	the verification pursuant to Article 56 of the TUB and the relevant implementing provisions in relation to the amendments to the articles of association resulting from the Merger;
(iii)	the authorisation of the European Central Bank and the Bank of Italy pursuant to Articles 26, paragraph 3, and 28 of Regulation (EU) no. 575/2013 and the related implementing provisions, for the classification of the newly issued ordinary shares resulting from the share capital increase as CET1 instruments;
(iv)	the authorisation of the Presidency of the Council of Ministers pursuant to Article 2 of Law Decree no. 21 of 15 March 2012, concerning the exercise of special powers in relation to investments in strategic sectors, as converted, with amendments, by Law no. 56 of 11 May 2012, as subsequently amended and supplemented (the “Golden Power legislation”), without prejudice to the fact that the authorisation may be granted either expressly or tacitly, upon expiry of the applicable statutory term, or through an indication that the Golden Power legislation is not applicable, provided that the relevant measure does not impose any prescriptions and/or recommendations on the Incorporating Company; it being further understood that, in the event of the issuance by the Presidency of the Council of Ministers of a measure containing prescriptions and/or recommendations, the Incorporating Company may nonetheless comply with any such prescriptions and/or recommendations received and thus decide, jointly with the Incorporated Company, to proceed with the deed of merger; and
(v)	any further authorisations which, pursuant to the applicable legislation (whether Italian or foreign), including sector-specific legislation, may be required in connection with the shortening of the ownership chain in respect of companies (whether Italian or foreign) forming part of the group headed by BMPS or in which BMPS comes to hold a direct qualifying shareholding;

(collectively, the “Authorisations”).

The Boards of Directors of the Companies Participating in the Merger will submit the approval of the Merger to their respective extraordinary shareholders’ meetings once the necessary regulatory authorisations have been obtained.

Conditions precedent to the Merger

As also stated in the Merger Plan, the completion of the Merger is subject to the fulfilment (or, where permitted, the waiver) of the following conditions precedent by the date of execution of the Merger deed:

(i)	the issuance of the Authorisations;
(ii)	the absence of any order, act, injunction and/or measure by any authority that would prevent the execution of the Merger and/or that would, in any event, materially alter the assessments underlying the determination of the Exchange Ratio;
(iii)	the issuance by the joint expert, appointed pursuant to Article 2501-sexies of the Italian Civil Code, of a positive opinion on the fairness of the Exchange Ratio;
(iv)	the approval of the Merger by the extraordinary shareholders’ meetings of the Companies Participating in the Merger;
(v)	the non-occurrence, with reference to BMPS and/or Mediobanca, of any fact, event or circumstance arising between the date hereof and the execution date of the Merger deed that materially and adversely affects the legal relationships, the economic, net equity or financial position and/or the earnings prospects of either of the Companies Participating in the Merger and/or that would, in any event, materially alter the assessments underlying the determination of the Exchange Ratio; and
(vi)	the completion of trade union consultations pursuant to Article 47 of Law no. 428/1990, as subsequently amended and supplemented, in connection with the Merger.

It is specified that only the conditions referred to in points (ii), (v) and (vi) above may be waived by BMPS and Mediobanca, subject to the prior written consent of both Companies Participating in the Merger.

Right of withdrawal

The amendments to the articles of association resulting from the Merger will not entitle Mediobanca shareholders, who did not participate in the adoption of the same resolution, to exercise withdrawal rights, given that, pursuant to Article 2437-quinquies of the Italian Civil Code, the shares of the Incorporating Company will continue to be listed on Euronext Milan.

It is further specified that none of the withdrawal right scenarios provided for under Articles 2437 et seq. of the Italian Civil Code and/or under other provisions of law will arise as a result of the Merger.

2.2	Identification of the related parties with whom the Transaction is performed, the nature of the relationship and, if the board of directors is informed, the nature and extent of those parties’ interests in the Transaction

In view of the legal control relationship between BMPS and Mediobanca, as a result of BMPS’s acquisition of approximately 86.3% of Mediobanca’s share capital following the Offer, the Merger constitutes for BMPS a transaction between related parties pursuant to, and for the purposes of, Article 4.3.2 of the BMPS Regulation, in accordance with the RPT Regulation, as well as the Bankit Circular.

Furthermore, the Merger constitutes a transaction of major importance pursuant to Article 4.2.2 of the BMPS Regulation and Annex 3 to the RPT Regulation. In fact, the relevant countervalue materiality index is higher than the 5% threshold provided for in Annex 3 to the RPT Regulation. In particular, the countervalue of the Merger, in accordance with applicable laws and regulations, was determined by reference to the total value, determined on the basis of the Exchange Ratio, of the maximum number of BMPS shares that could be issued to service the exchange in the context of the Merger.

As anticipated, BMPS, taking into account the Transaction as a whole, has voluntarily decided not to avail itself of the exemption provided for transactions with subsidiaries pursuant to Article 14, paragraph 2, of the RPT Regulation and Article 4.4.3 of the BMPS Regulation, voluntarily subjecting the approval of the Merger to the framework provided for in the aforementioned procedures for transactions of so-called “major importance”.

In particular, the BMPS Related Party Committee was called upon to issue, and on 9 March 2026 unanimously expressed, a positive opinion on BMPS’s interest in completing the Merger, as well as on its convenience and the substantive and procedural fairness. For further information, please refer to the opinion of the BMPS Related Party Committee (the “Opinion”) attached to this Information Document as Annex “A”.

For further details on the procedure followed, please refer to Paragraph 2.8 of the Information Document below.

Without prejudice to the foregoing, to the best of our knowledge, there are no interests of other related parties of BMPS in the Transaction other than those indicated in Paragraph 1.1 above.

2.3	Identification of the economic rationale and convenience of the Transaction for BMPS

As a result of the voluntary public tender and exchange offer launched by BMPS on the shares of Mediobanca, the latter is controlled by BMPS pursuant to, and for the purposes of, Article 2359 of the Italian Civil Code, Article 93 of the TUF and Article 23 of the TUB, and is subject to the management and coordination of BMPS pursuant to Article 61 of the TUB and Articles 2497 et seq. of the Italian Civil Code.

Consistent with the future plans presented by BMPS in the offer document approved by Consob by resolution no. 23626 of 2 July 2025 regarding the future programs and the strategic and industrial objectives of the integration of Mediobanca into the BMPS Group, on 26 February 2026 BMPS approved a new 2026-2030 Industrial Plan, setting out a comprehensive (corporate, organizational and operational) integration project between the two banks and the reorganisation of the group resulting from the acquisition of Mediobanca (the “Plan”).

In this regard, in February BMPS and Mediobanca formally launched the activities aimed at implementing a broader reorganisation project designed to achieve the integration of BMPS and Mediobanca, providing in particular for:

(i)	the Merger by incorporation of Mediobanca into BMPS and, following completion thereof,
(ii)	the assignment of the core activities of the current Mediobanca (corporate & investment banking and private banking serving high-end clients) to Mediobanca Premier S.p.A., which will be named “Mediobanca S.p.A.”. In this context, the shareholding in Assicurazioni Generali S.p.A. will be transferred to the new “Mediobanca S.p.A.” (formerly Mediobanca Premier); and, as a further qualifying element,
(iii)	the industrial integration of the networks of financial advisors and the retail and affluent wealth management activities of Mediobanca Premier S.p.A. and Banca Widiba S.p.A. (which will adopt a new corporate name which will also include the Mediobanca brand) (the transactions referred to in points (ii) and (iii) above, the “Reorganisation Transactions”).

The aforementioned Reorganisation Transactions will be fully defined in all their aspects and submitted for approval to the competent corporate bodies of the relevant companies, following the approval of the Merger Plan, in compliance with applicable law, with the intention of implementing them in immediate succession following the completion of the Merger.

Against the backdrop outlined above, the Merger is consistent with the directions approved by BMPS in the Plan, and accordingly constitutes the essential prerequisite, as well as the first and fundamental step of a structured reorganisation project aimed at redefining the overall configuration of the BMPS Group and establishing the corporate perimeter within which the Reorganisation Transactions described above will be implemented immediately following completion of the Merger.

The Merger and the Reorganisation Transactions aim to enable the full implementation of the industrial and financial objectives disclosed to the market in the offer document and in the Plan approved by BMPS, ensuring greater coherence between the corporate structure, the operating model and the growth strategies. In this perspective, the Merger and, more broadly, the overall integration process outlined by BMPS are instrumental to the achievement of the cost, revenue and funding synergies announced by BMPS in the context of the Offer and of the new Plan, as well as the rationalisation and simplification of the ownership structure of the BMPS Group through the elimination of group-level duplicative costs and the reorganisation of business lines, thereby strengthening the capital base and maximizing revenues, with the aim of creating the third largest national banking operator in terms of total assets, customer lending, direct funding and total financial assets, and a highly diversified, resilient player with distinctive and complementary capabilities in each business area and a significant degree of innovation and support for growth.

All of the above in compliance with the principles of sound and prudent management, operational continuity and risk oversight, with the objective of strengthening the sustainability of the business model in the medium-to-long term, ensuring solid and structural levels of profitability, capital and liquidity.

The new BMPS Group is characterized by a distinctive and resilient business model, a balanced funding mix and a solid capital and liquidity position.

The combined BMPS Group reports total revenues for 2025 of approximately €8.0 billion, with approximately €300 billion in direct and indirect funding and over 7 million customers.

Following completion of the Merger, the BMPS Group will operate under a clear and streamlined organizational structure, structured across five business divisions, designed to fully capture industrial synergies, strengthen management accountability and accelerate execution, while ensuring revenue quality through a well-diversified business mix:

•	Retail & Commercial Banking (approximately 29% of revenues1), strengthening its positioning as a reference point for households and businesses also through the sharing of product factories (e.g., mortgages, leasing, factoring);
•	Consumer Finance (approximately 19% of revenues1), leveraging Compass’s expertise and BMPS’s distribution network to extend the product offering and capture cross-selling opportunities;
•	Asset Gathering & Wealth Management (approximately 21% of revenues1), in particular through the integration of Banca Widiba S.p.A. with the retail and affluent client base and the financial advisor network of Mediobanca Premier S.p.A., together with the evolution of the investment products and services offering;
•	Private Banking (approximately 9% of revenues1), scaling the Private Investment Banking model to provide integrated and comprehensive coverage of public and private market solutions;
•	Corporate & Investment Banking (approximately 14% of revenues1), integrating distinctive Advisory expertise with Debt, Markets and Commercial Banking services.

In addition to the above, the Principal Investing activity (approximately 8% of revenues1) ensures a diversified source of earnings uncorrelated to banking business performance, including the strategic shareholding in Assicurazioni Generali S.p.A.

2.4	Method for determining the consideration for the Transaction and assessments of its fairness compared to the market values of similar transactions

The Board of Directors of BMPS engaged J.P. Morgan Securities plc, UBS Europe SE, and Jefferies GmbH to assist the Board in the valuation and determination activities of the Exchange Ratio. The aforementioned Exchange Ratio was determined by the Board of Directors of BMPS on the basis of its own analyses and assessments, taking into account, among other things, the assessments and considerations made by the aforementioned financial advisors, with reference to the results of the different valuation methodologies used, as well as the assumptions, key considerations and limitations highlighted therein, also taking into account the Opinion issued by the BMPS Related Party Committee on 9 March 2026 which - as indicated below - availed itself of the support of the Financial Advisor Committee.

In particular, on 10 March 2026, the financial advisors issued to the Board of Directors of BMPS, respectively, a specific opinion (the so-called fairness opinion) regarding the fairness, from a financial viewpoint, of the Exchange Ratio determined by the Board itself.

[1]	Revenue split provided for illustrative purposes, assuming the consolidation of Mediobanca from 1 January 2025. Percentages are calculated excluding the Corporate Centre.

In conducting their valuation analyses, each financial advisor of the Board of Directors used, among other things, the following public information and data provided by BMPS and Mediobanca (the “Information”):

(i)	the consolidated financial statements of the two banks for the latest available financial years;
(ii)	public information concerning the two companies, including market disclosures, corporate documents and investor presentations;
(iii)	the industrial and financial plans prepared by the management of the two banks;
(iv)	information and clarifications provided by the management during meetings and discussions;
(v)	analyses of comparable companies;
(vi)	any other information deemed relevant for the purposes of the valuation.

It should be noted that for the purpose of determining the Exchange Ratio, the financial plans prepared by the respective management teams, whose economic, balance-sheet and financial projections are formulated on the basis of the ownership, corporate and operational structure currently in place, were also taken into account. In particular, the projections under consideration reflect a scenario in which BMPS holds a shareholding of approximately 87% of Mediobanca shares (net of Mediobanca treasury shares), with Mediobanca remaining a listed company and, accordingly, no Merger and consequent delisting taking place. The synergies included in the above projections are consistently determined by reference to the same perimeter and current corporate configuration and, consequently, do not incorporate any economic and financial effects arising from alternative circumstances, including extraordinary integration processes or changes in listing status.

It should also be noted that the financial advisors of the Board of Directors used the plan forecasts for the period 2025–2030 concerning Mediobanca, prepared and provided by the management of BMPS in collaboration with the management of Mediobanca; it is highlighted that the financial advisors did not have direct access to Mediobanca’s management or corporate bodies and that, therefore, any assessment expressed is based exclusively on the documentation and information made available by BMPS management.

Valuation methodologies used to determine the Exchange Ratio

Taking into account the specific characteristics of BMPS and Mediobanca, the nature of their business activities, the reference markets in which they operate, the valuation practices in line with national and international standards, and the Information, the following valuation methodologies have been used:

1.	The Dividend Discount Model methodology in the so-called excess capital variant. The Dividend Discount Model methodology in the so-called excess capital variant is based on the assumption that the economic value of a company is equal to the sum of the current value of:

a.	the cash flows of potential future dividends payable to the shareholders generated over the selected reference period without undermining the capitalisation level necessary to maintain a predetermined long-term target level of regulatory capital. Such cash flows are therefore independent of the dividend policy actually envisaged or adopted by management;

b.	the long-term value of the company (the so-called “terminal value”), calculated as the current value of a perpetuity estimated on the basis of a distributable cash flow, which is normalised, economically sustainable and consistent with a long-term growth rate.

2.	The market multiples method in the variant of the stock market price of comparable listed companies on their prospective earnings. According to the market multiples method, the value of a company is determined by taking as a reference the indications provided by the stock market with regard to companies having characteristics similar to those of the company being valued. The criterion is based on the determination of multiples calculated as the ratio between stock market values and economic, balance-sheet and financial metrics of a selected sample of comparable companies. The resulting multiples are then applied, subject to appropriate additions and adjustments, to the corresponding metrics of the company being evaluated, in order to estimate a range of values. For the purpose of determining the exchange ratio, and on the basis of the specific characteristics of the banking sector and of the market practice, the multiple of the Price / Projected Earnings (P/E) for 2026, 2027 and 2028 was selected. The degree of reliability of the market multiples method depends on an appropriate adaptation of the method itself to the specific valuation under consideration. In this regard, the operational and financial similarity between the companies included in the reference sample and those being valued is particularly relevant. The significance of the results depends, in fact, on the comparability of the sample. Furthermore, the securities of the selected companies shall present an adequate degree of liquidity and shall not concern companies whose market prices could be influenced by particular contingent circumstances.

3.	The linear regression method between the stock market price multiples on the tangible net asset value of listed companies and the respective levels of prospective profitability expressed by the return on average tangible net asset value for the period (RoTE). Under the linear regression method, the economic value of a company may be identified on the basis of parameters determined through the correlation (where statistically significant) between the price / tangible net asset value multiples of the same sample of listed companies and the respective levels of prospective profitability, subject to appropriate additions and adjustments, expressed by the return on average tangible net asset value for the period (RoTE). Specifically, a linear regression analysis of the most recently available price / tangible net asset value against the expected RoTE for 2026 was carried out in order to define the parameters necessary for the valuation of the companies. For the purposes of this methodology, a broad and statistically significant sample of European-listed banks was selected. Certain limitations affect the relevance of this methodology, primarily relating to the accounting and regulatory treatment of the shareholding in Assicurazioni Generali S.p.A.

The results of the methodologies set out above were further adjusted on an ex-dividend basis to reflect and take into account the distribution of dividends in respect of the 2025 financial year, announced by the Boards of Directors of BMPS and Mediobanca on 10 February 2026 and 9 February 2026, respectively.

For valuation purposes, for each methodology set out above, a reference range for the ex-dividend exchange ratio has been identified:

1.	the Dividend Discount Model methodology in the so-called excess capital variant: 2.086 – 2.790 BMPS shares for each Mediobanca share;

2.	the market multiples method in the variant of the stock market price of comparable listed companies on their prospective earnings: 2.060 – 2.909 BMPS shares for each Mediobanca share;

3.	the linear regression method: 2.328 – 2.961 BMPS shares for each Mediobanca share.

Key considerations and limitations encountered in determining the Exchange Ratio

In identifying the methodologies and conducting the valuation analyses relating to the determination of the Exchange Ratio, the following principal limitations and key considerations were identified:

1.	use of values extracted from consolidated financial statements: the use of consolidated financial statements generated certain complexities in making adjustments to income statement and balance sheet figures, given the existence of non-recurring items and revenues (e.g., integration costs for both companies, one-off revenues relating to Mediobanca’s real estate project in Monaco). It is further noted that, since Mediobanca is held by BMPS through a shareholding of approximately 87% (net of Mediobanca’s treasury shares), it was necessary to carry out specific adjustments designed to reflect the exclusion of minority interests from the valuation of the companies. Similarly, since Mediobanca (and, consequently, BMPS indirectly through Mediobanca) holds a 13% shareholding in Generali, certain difficulties and limitations in defining any adjustments and accounting impacts aimed at determining standalone values have arisen.

2.	use of forecast data: the analysis was conducted using forecast data extracted from the financial plans prepared by the management of the banks, which, by their nature, entail a certain degree of uncertainty.

3.	valuation methods: the valuations carried out reflect the limitations and specifics of the various valuation methods employed.

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Finally, it should be noted that for the purpose of preparing the Opinion, the BMPS Related Party Committee deemed it appropriate to avail themselves of the support of the Financial Advisor Committee.

In this regard, after carrying out the necessary and appropriate internal investigations and taking into account the provisions of paragraph 2.4 of Annex 4 to the RPT Regulation, the Financial Advisor Committee issued its fairness opinion addressed to the Related Party Committee with reference to the fairness of the Exchange Ratio defined in the draft Merger Plan prepared on the basis of the information made available to it (the “Alvarez Fairness Opinion”).

In particular, on the basis of the information set out in the Alvarez Fairness Opinion, the Exchange Ratio was determined having regard to the following public information and data provided by BMPS and Mediobanca:

(i)	the financial terms of the Transaction as agreed by BMPS and Mediobanca and communicated in writing on 6 March 2026, inclusive of the Exchange Ratio;

(ii)	the preliminary consolidated results of BMPS as at 31 December 2025, approved by the Board of Directors of BMPS on 10 February 2026;

(iii)	the preliminary consolidated results of Mediobanca as at 31 December 2025, approved by the Board of Directors of Mediobanca on 9 February 2026;

(iv)	the annual financial reports of BMPS as at 31 December 2024 and 31 December 2023, together with the reports of the Directors, the Board of Statutory Auditors and the auditing firm of BMPS;

(v)	the annual financial reports of Mediobanca as at 30 June 2025 and 30 June 2024, together with the reports of the Directors, the Board of Statutory Auditors and the auditing firm of Mediobanca;

(vi)	the interim financial reports as at 30 September 2025 of BMPS and Mediobanca, respectively;

(vii)	the 2026 – 2030 Industrial Plan of BMPS, which includes the effects of the full integration of Mediobanca, as approved by the Board of Directors of BMPS on 26 February 2026 and announced to the market on 27 February 2026;

(viii)	the 2026 – 2030 Industrial Plan of BMPS in the scenario in which BMPS is the controlling shareholder of Mediobanca with a shareholding of approximately 86.3%, therefore inclusive of the synergies achieved solely in a pre-Merger scenario, as approved by the Board of Directors of BMPS on 26 February 2026;

(ix)	the 2026 – 2030 Industrial Plan of Mediobanca inclusive of the synergies achieved in a pre-Merger scenario and attributable to Mediobanca, as approved by the Board of Directors of Mediobanca on 26 February 2026, and consolidated into the Industrial Plan of BMPS;

(x)	the Reference Financial Statements, taking into account the distribution of dividends for 2025 announced by the Boards of Directors of BMPS and Mediobanca on 10 February 2026 and 9 February 2026, respectively;

(xi)	public and non-public information relating to BMPS and Mediobanca, including market communications, corporate documents and investor presentations deemed relevant, inclusive of extracts from documentation presented to the Boards of Directors of BMPS and Mediobanca on 26 February 2026, provided by BMPS;

(xii)	for a selected group of Italian and European financial institutions, market financial data inclusive of analyst consensus;

(xiii)	the latest findings from the Supervisory Review and Evaluation Process (SREP);

(xiv)	the publicly available reports and data prepared by Damodaran for the purpose of defining the equity risk premium;

(xv)	the information and clarifications provided by the management during meetings and discussions;

(xvi)	market data relating to the share price performance of BMPS and Mediobanca;

(xvii)	market analyses of companies comparable to BMPS and Mediobanca;

(xviii)	other publicly available information used for the purpose of applying the relevant valuation methodologies, including through data providers (e.g., Factset).

On the basis of the representations made to the Related Party Committee, in light of the operational and market characteristics of BMPS and Mediobanca, national and international valuation practice and the available information, the methodologies selected by the Financial Advisor Committee – in order to obtain homogeneous and comparable values – were as follows2:

(i)	the dividend discount model methodology (“excess capital” variant): a valuation based on the present value of the cash flows of potential distributable dividends, without compromising the target regulatory capital, and on the “terminal value” calculated as a sustainable perpetuity, consistent with long-term growth;

(ii)	the market multiples method: a valuation based on the multiples of comparable listed companies, applied to the 2026-2028 earnings forecasts, taking into account liquidity, operational and financial comparability and any adjustments due to contingent factors;

(iii)	the linear regression method: a valuation based on the correlation between price/tangible net asset value multiples of listed companies and prospective profitability, using a broad and statistically significant sample of European listed banks, in order to define reliable parameters for the valuation of the companies; and

(iv)	the stock market price method: use of market prices to estimate the economic value of the companies concerned, with particular reference to the correlation between market values and economic value, allowing for relative comparisons between the companies subject to valuation.

[2]	The results of the methodologies described above were also adjusted on an ex-dividend basis to reflect and take into account the distribution of dividends for 2025 announced by the Boards of Directors of BMPS and Mediobanca on 10 February 2026 and 9 February 2026, respectively.

2.5          Explanation of the economic, equity and financial effects of the Transaction

The Transaction facilitates the realisation of revenue, cost and funding synergies, estimated at an aggregate €0.7 billion by 2028:

-	the revenue synergies (approximately €0.3 billion) derive from the broadening of the offering across the combined client base of the two banks, the valorisation of product factories, the strengthening of cross-selling and the integration of advisory and capital markets expertise, with an improvement in the fee mix;
-	the cost synergies (approximately €0.3 billion) are primarily driven by the simplification of the Group structure (through the elimination of corporate duplications and the centralisation of governance, control and strategic direction functions) and the integration of IT platforms and core banking systems;
-	the funding synergies (approximately €0.1 billion) arise from the optimization of the funding structure and from the centralized treasury management, with benefits on liquidity ratio.

The Transaction will give rise to one-off integration costs estimated at approximately €0.6 billion. IT investments of approximately €1 billion are also envisaged over the 2026–2030 period (of which approximately €0.1 billion in support of integration activities), aimed at driving business growth and strengthening digital and AI capabilities.

The Merger also constitutes an essential step aimed at:

-	strengthening the competitive positioning of the group headed by BMPS in its relevant markets;
-	improving management efficiency and investment capacity in support of future programs announced to the market.

In this context, as a result of the Merger and of the exchange of Mediobanca shares for BMPS shares, it is believed that, on the assumption that the Reorganisation Transactions of the group are implemented by BMPS, in addition to achieving the objectives outlined above, Mediobanca shareholders will also be able to benefit from:

-	a more liquid share (BMPS shares), with a consequent greater ease of trading, which will also be able to take advantage from the remuneration policy announced by BMPS (with an expected payout of 100%) as well as from the potential use of excess capital, should be it applied to further distributions to shareholders or used to support the growth of the group;
-	the opportunity to directly participate in the broader value enhancement project of the BMPS group envisaged by the new Plan, envisaging the creation of a strengthened, highly diversified, resilient player with distinctive and complementary capabilities in each business area and a significant degree of innovation and support for growth, with the potential to compete successfully with the leading Italian and European banking operators.

Furthermore, as a result of the Merger, Mediobanca shareholders will be able to benefit from the realisation of synergies arising from the integration and from the acceleration in the utilization of Deferred Tax Assets, thereby participating in the significant value creation and in the growth profile of earnings and dividends per share resulting from the integration.

2.6	Statement on whether the amount of remuneration of the members of the board of directors of BMPS and/or its subsidiaries is likely to change as a result of the Transaction

No changes are expected in the remuneration of the members of the boards of directors of BMPS and its subsidiaries as a result of the Transaction.

2.7	In the case of transactions where the related parties involved are members of the issuer’s administrative and supervisory bodies, general managers and executives of the issuer, information relating to the financial instruments of the issuer held by the persons identified above and their interests in extraordinary transactions, as provided for in paragraphs 12.2 and 15.2 of Annex 1 to Commission Delegated Regulation (EU) 2019/980 of 14 March 2019.

No members of the Bank’s administrative and supervisory bodies, general managers, or executives are involved in the Transaction as related parties.

2.8	Indication of the bodies or directors who conducted or participated in the negotiations and/or instructed and/or approved the Transaction, specifying their respective roles, with particular regard to independent directors

The Merger was approved by the Boards of Directors of BMPS and Mediobanca on 10 March 2026, unanimously of those present, subject to the positive opinion issued - respectively - by the Related Party Committees of the Companies Participating in the Merger, regarding the existence of the latter’s interest in executing the Merger, as well as the convenience and the substantive and procedural fairness of the Merger.

As mentioned above, the Board of Directors of BMPS availed itself of the support and analysis provided by J.P. Morgan Securities plc, UBS Europe SE, and Jefferies GmbH, acting as financial advisors.

Furthermore, for the purpose of preparing their opinions, the Related Party Committees of BMPS and Mediobanca deemed it appropriate to avail themselves of the support of their legal and financial advisors.

In particular, the Related Party Committee availed itself of the assistance, following the verification of its independence requirements, of the Financial Advisor Committee (i.e., Alvarez & Marsal Italia S.r.l. and Alvarez & Marsal Spain S.L.) as financial advisor appointed to support the Related Party Committee in the analysis and assessment of the terms and conditions of the Transaction, including the issuance of the Alvarez Fairness Opinion addressed to the Related Party Committee with respect to the financial fairness of the Exchange Ratio as set out in the draft Merger Plan, on the basis of the information made available.

Furthermore, the Related Party Committee availed itself of the assistance, following the verification of its independence requirements, of Legance – Avvocati Associati as legal advisor appointed to assess the legal and regulatory aspects of the Transaction, including the issuance of a legal opinion certifying the compliance with applicable legal and regulatory provisions on related party transactions of all legal acts and procedures carried out by the Related Party Committee in connection with the Transaction.

In view of the above, the Related Party Committee was involved in the preliminary investigation phase of the Transaction, receiving adequate information to support the assessments required in the performance of its activities. Consistently with its role, the Related Party Committee, in the course of its meetings, requested specific information and formulated observations, as described in more detail below.

For the purpose of carrying out its activities, the Related Party Committee met on 16 February 2026, 23 February 2026, 24 February 2026 and 6 March 2026.

In the course of the aforementioned meetings, the members of the Related Party Committee examined in depth, inter alia, matters relating to the implementation procedures of the Merger, with particular regard to the terms and conditions contained in the drafts of the Merger Plan also in the context of the reorganisation, including the proposed Exchange Ratio envisaged by BMPS’s management, as well as the methodologies for determining such exchange ratio, also with the assistance of the Financial Advisor Committee. During the aforementioned meetings, the Related Party Committee also requested specific information, formulating observations and requesting, if necessary, clarifications and explanations from BMPS’s management, which was invited to attend the initial stages of such meetings in order to report on the status of the Transaction. The General Counsel and Chief Financial Officer of BMPS also attended the aforementioned meetings, upon invitation of the Related Party Committee, to examine in depth matters relating to the Merger.

During the meetings held on 6 March 2026 and 9 March 2026, the Related Party Committee endorsed the valuation methodologies adopted by the Financial Advisor Committee for the purpose of preparing the Alvarez Fairness Opinion, acknowledging the results of the analyses carried out by the Financial Advisor Committee for the purpose of issuing the Related Party Committee’s opinion.

At the meeting held on 9 March, the Related Party Committee met for the final determinations with respect to the issuance of its Opinion on BMPS’s interest in the Merger, as well as on the convenience and substantive fairness of the related terms and conditions, following the presentation, inter alia, by the Financial Advisor Committee of the Alvarez Fairness Opinion and, by Legance, of the relevant legal opinion.

At the aforementioned meetings, the Related Party Committee always met with all its members present: Marcella Panucci (Chairman), Renato Sala, Barbara Tadolini, Domenico Lombardi and Raffaele Oriani.

On 10 March 2026, the Board of Directors of BMPS, based on the supporting documentation received and the positive opinion of the Related Party Committee, approved unanimously, inter alia, the Merger Plan, granting the necessary powers to convene the extraordinary Shareholders’ Meeting for the purpose of approving the Merger Plan and to carry out all activities necessary for the successful completion of the Transaction.

2.9	If the relevance of the Transaction derives from the aggregation, pursuant to Article 5, paragraph 2, of several transactions carried out during the financial year with the same related party, or with parties related to both the latter and the company, the information indicated in the preceding points must be provided with reference to all the aforementioned transactions

The significance of the Transaction is independent and does not derive from the aggregation of other transactions.

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Attached documentation

- Annex A: Opinion of the Related Party Committee

Information for U.S. Persons

The shares to be issued in connection with the potential merger (the “Merger”) between Banca Monte dei Paschi di Siena S.p.A. (the “Bank” or “BMPS”) and MEDIOBANCA - Banca di Credito Finanziario Società per Azioni (“Mediobanca” and, together with BMPS, the “Companies”), may not be offered or sold in the United States except pursuant to an effective registration statement under the U.S. Securities Act of 1933 (the “U.S. Securities Act”) or pursuant to a valid exemption from registration.

Each of BMPS and Mediobanca is a company incorporated in Italy. Information distributed in connection with the Merger is subject to Italian disclosure requirements that are different from those of the United States. Financial statements and financial information included in the documents relating to the Merger will be prepared in accordance with the international accounting standards issued by the International Accounting Standards Board and may not be comparable to the financial statements or financial information of U.S. companies.

It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws in respect of the Merger, since BMPS and Mediobanca are located in Italy, and some or all of their officers and directors may be residents of Italy or other countries outside the U.S. You may not be able to sue a company incorporated outside the U.S. or its officers or directors in a non-U.S. court for violations of U.S. securities laws. It may be difficult to compel a company incorporated outside the U.S. and its affiliates to subject themselves to a U.S. court’s judgment.

The Merger will not be submitted to the review or registration procedures of any regulator outside of Italy and has not been approved or recommended by any governmental securities regulator. The Merger will be made in the U.S. pursuant to the exemption from the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder. As a result, the Merger will be made in accordance with the applicable regulatory, disclosure and procedural requirements under Italian law. To the extent that the Merger is subject to the U.S. securities laws, such laws only apply to holders of the shares of Mediobanca in the U.S. and no other person has any claims under such laws.

Since the announcement of the Merger, BMPS and certain of its affiliates have engaged, and intend to continue to engage until completion of the Merger, in various asset management, brokerage, banking-related, collateral-taking, estates and trusts services, and custody-related activities involving BMPS common shares outside the United States. Among other things, BMPS or one or more of its affiliates intends to engage in trades in BMPS common shares for the accounts of its customers for the purpose of effecting brokerage transactions for its customers and other customer facilitation transactions in respect of BMPS common shares. Further, certain of BMPS’s asset management affiliates may buy and sell BMPS common shares or indices including BMPS common shares, outside the United States as part of their ordinary, discretionary investment management activities on behalf of their customers. Certain of BMPS’s affiliates may continue to (a) engage in the marketing and sale to customers of funds that include BMPS common shares, providing investment advice and financial planning guidance to customers that may include information about BMPS common shares, (b) transact in BMPS common shares as trustees and/or personal representatives of trusts and estates, (c) provide custody services relating to BMPS common shares and (d) engage in accepting BMPS common shares as collateral for loans. These activities occur outside of the United States and the transactions in BMPS common shares may be effected on Euronext Milan, other exchanges or alternative trading systems and in the over-the-counter market.

IMPORTANT INFORMATION

The Merger referred to in this document relates to BMPS and Mediobanca. This document does not constitute an offer to buy or sell the shares of the Companies.

The shareholders’ meetings of the Companies will be called to approve the Merger on the basis of illustrative reports prepared by the board of directors of the Companies.

The shares of BMPS and Mediobanca are listed on Euronext Milan, a regulated market organized and managed by Borsa Italiana S.p.A. and are subject to the obligations and procedural requirements provided for by Italian law.

The distribution of this document, directly or indirectly, in or into Canada, Australia or Japan is prohibited. This document (and the information contained herein) does not contain or constitute an offer of securities for sale, or solicitation of an offer to purchase securities, in Canada, Australia or Japan or any other jurisdiction where such an offer or solicitation would require the approval of local authorities or otherwise be unlawful (the “Other Countries”) or in the United States. The securities referred to herein have not been and will not be registered under the U.S. Securities Act or pursuant to the corresponding regulations in force in the Other Countries and may not be offered or sold in the United States unless the securities are registered under the U.S. Securities Act, or an exemption from the registration requirements of the U.S. Securities Act is available. BMPS does not intend to register any portion of the offering of the securities in the United States or to conduct a public offering of the securities in the United States.

To the fullest extent permitted by applicable law, the Companies disclaim any responsibility or liability for the violation of such restrictions by any person.

Annex A - Opinion of the Related Party Committee

[This English translation of the Opinion of the Committee for Related Party Transactions of BMPS, annexed to the Information Document on Related Party Transaction of Major Importance, is provided for courtesy purposes only. The Italian version of the Opinion is the only official version and shall prevail in case of any discrepancy with this English courtesy translation of it.]

OPINION OF

THE COMMITTEE FOR RELATED PARTY TRANSACTIONS OF

BANCA MONTE DEI PASCHI DI SIENA S.P.A.

DATED 9 MARCH 2026

1

1.         INTRODUCTION

This opinion (the “Opinion”) is issued by the Committee for Related Party Transactions (the “Committee”) of Banca Monte dei Paschi di Siena S.p.A. (“MPS” or the “Company” or the “Incorporating Company”) in connection with the proposed merger by incorporation of Mediobanca — Società di Credito Finanziario S.p.A. (“Mediobanca” or the “Incorporated Company”) into MPS (the “Merger” or the “Transaction”), in the context of the integration plan between the group headed by Mediobanca and the MPS group approved by the Board of Directors of the Company on 13 February 2026, following completion of the voluntary public exchange offer launched on 24 January 2025 by MPS on all Mediobanca shares (the “Offer”).

In view of the shareholding currently held by MPS in Mediobanca’s share capital, as well as the structure and size of the Transaction, the Merger would qualify as a “transaction with related party of major importance” pursuant to, and for the purposes of, Article 4.3.2 of the Group Regulation on the management of prescriptive requirements relating to related parties, related subjects and bank officers’ obligations, adopted by the Board of Directors of Banca Monte dei Paschi di Siena S.p.A. (the “MPS Regulation”), in accordance with the Consob Regulation no. 17221 of 12 March 2010, as subsequently amended and supplemented (the “RPT Regulation”), as well as the Bank of Italy’s Circular no. 285/13, Part Three, Chapter 11, as subsequently amended and supplemented, on risk activities and conflicts of interest with respect to related subjects (the “Bankit Circular”). Notwithstanding that the implementation of the Transaction benefits from the exemption provided for transactions with subsidiaries, pursuant to Article 14, paragraph 2, of the RPT Regulation and Article 4.4.3 of the MPS Regulation, the Board of Directors of MPS has, however, decided not to avail itself of the aforementioned exemption, voluntarily subjecting the approval of the Merger to the framework provided for in the aforementioned procedures for transactions of so-called “major importance”.

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2.         DESCRIPTION OF THE TRANSACTION

2.1.1         Main characteristics of the Transaction

The Transaction consists of the merger by incorporation of Mediobanca into MPS (the “Companies Participating in the Merger”). The Merger is part of a broader reorganisation project of the MPS group (the “MPS Group”) aimed at achieving full integration between the group headed by Mediobanca (the “Mediobanca Group”) and the MPS Group, which, in addition to, and as a result of the completion of the Merger, provides for: (i) the assignment of the core activities of the current Mediobanca (i.e., corporate & investment banking and private banking serving high-end clients) to Mediobanca Premier S.p.A., which will be named “Mediobanca S.p.A.”; in the same context, the shareholding held in Assicurazioni Generali S.p.A. will be transferred to the new “Mediobanca S.p.A.” (formerly Mediobanca Premier S.p.A.); and (ii) the assignment of the business unit relating to financial advisors as well as the retail and affluent wealth management activities of Mediobanca Premier S.p.A. to Banca Widiba S.p.A.

As at the date of this Opinion, MPS and Mediobanca, with the assistance of their respective legal advisors, have defined the terms of the merger plan prepared pursuant to, and for the purposes of, Article 2501-ter of the Italian Civil Code (the “Merger Plan”), which will be subject to approval by the respective Boards of Directors of the Companies Participating in the Merger.

It should be noted that – following the approval of the Merger Plan by the Boards of Directors of the Companies Participating in the Merger – the Merger Plan will be filed at the registered offices of the Companies Participating in the Merger and will subsequently be filed – for the purposes of its registration pursuant to Article 2501-ter, paragraph 3, first sentence, of the Italian Civil Code – with the Companies’ Register where the Companies Participating in the Merger have their registered offices, subject to the prior issuance, by the European Central Bank and the Bank of Italy, of the relevant Merger Authorisations (as defined below).

2

The Merger will be approved using, as reference financial statements of the Companies Participating in the Merger, pursuant to, and for the purposes of, Article 2501-quater, paragraph 2, of the Italian Civil Code, the draft financial reports relating to the financial period ended 31 December 2025, approved by the Boards of Directors of MPS and Mediobanca on 10 March 2026 and 5 March 2026, respectively (the “Reference Financial Statements”).

The perspective approval of the Merger resolution will not give rise to any withdrawal right in favour of the shareholders of MPS and/or Mediobanca, given that none of the withdrawal right scenarios provided for under Article 2437 of the Italian Civil Code or under other provisions of law are met.

2.1.2         Exchange Ratio

It is expected that the exchange ratio to be reflected in the Merger Plan will be determined by MPS and Mediobanca, with the assistance of their respective financial advisors, at no. 2.45 ordinary shares of MPS, with regular dividend rights, for each ordinary share of Mediobanca (the “Exchange Ratio”).

The Exchange Ratio will not be subject to any adjustments or cash payments. The Exchange Ratio has been determined on the basis of the Reference Financial Statements, taking into account the distribution of dividends for 2025 announced by the Boards of Directors of MPS and Mediobanca on 10 February 2026 and 9 February 2026, respectively. In particular, for the purpose of determining the Exchange Ratio, the financial plans prepared by the competent corporate functions of MPS and Mediobanca, whose economic, balance-sheet and financial projections are formulated on the basis of the ownership, corporate and operational structure currently in place were taken into account1.

The exchange of shares, in the context of the Merger, will be carried out through: (i) the cancellation, without exchange, of the treasury shares held by Mediobanca as at the date of completion of the Merger; (ii) the cancellation, without exchange, of the Mediobanca shares held by MPS as at the date of completion of the Merger; (iii) the cancellation of the remaining ordinary shares of Mediobanca and the allocation, in exchange, of ordinary shares of MPS on the basis of the Exchange Ratio.

Consequently, MPS will proceed with the issuance of up to a maximum of 272,012,804 ordinary shares, with no par value, through an increase of its share capital for a maximum amount of €1,609,487,836.43.

The number of MPS shares to be issued in light of the Exchange Ratio has been determined by reference to the entire share capital of Mediobanca as represented by the shares currently issued by it (net of the portion held by MPS). For this purpose, the treasury shares currently held by Mediobanca have also been taken into account, given that such shares could, prior to the effectiveness of the Merger, be allocated to the beneficiaries of the 2025-2026 Performance Shares Plan, should the relevant conditions be met, and/or be sold on the market.

The newly issued ordinary shares of the Incorporating Company allocated in exchange will be admitted to trading on Euronext Milan, organised and managed by Borsa Italiana S.p.A., in the same way as the ordinary shares of MPS already outstanding, and will be subject to dematerialisation and centralised management by Monte Titoli S.p.A., pursuant to Articles 83-bis et seq. of Legislative Decree no. 58 of 24 February 1998, as subsequently amended and supplemented (the “TUF”).

2.1.3         New Articles of Association

As set out in Paragraph 2.1.2 above, following the Merger, the Incorporating Company will increase its share capital by a maximum of €1,609,487,836.43 through the issuance of up to a maximum of 272,012,804 ordinary shares, with no par value, in application of the Exchange Ratio and the share allocation mechanisms. The maximum amount of the share capital increase of MPS in service of the exchange is calculated without taking into account the ordinary shares of Mediobanca held by MPS as at the date of this Opinion, which will be cancelled without exchange upon completion of the Merger.

1 In particular, the projections under consideration reflect a scenario in which MPS holds a shareholding (net of Mediobanca treasury shares) of 87% of Mediobanca shares, with the latter remaining a listed company, and, accordingly, no Merger and consequent delisting taking place. The synergies included in the aforementioned projections are also consistently determined by reference to the same perimeter and current corporate structure and, consequently, do not incorporate any economic and financial effects arising from alternative scenarios, including extraordinary integration processes or changes in listing status.

3

Therefore, as a result of the Merger, the articles of association of MPS will be amended solely with respect to Article 6 to reflect the share capital increase of MPS serving the Exchange Ratio.

2.1.4         Effectiveness of the Merger and conditions precedent

The Merger requires the obtaining of the authorisations provided for under applicable law, including sector-specific regulations, and, in particular: (i) the authorisation of the European Central Bank and the Bank of Italy pursuant to Articles 4 and 9 of Regulation (EU) no. 1024/2013 and Article 57 of Legislative Decree no. 385/93, as subsequently amended and supplemented (the “TUB”) and the related implementing provisions; (ii) the verification pursuant to Article 56 of the TUB and the relevant implementing provisions in relation to the amendments to the articles of association resulting from the Merger; (iii) the authorisation of the European Central Bank and the Bank of Italy pursuant to Articles 26, paragraph 3, and 28 of Regulation (EU) no. 575/2013 and the related implementing provisions, for the classification of the newly issued ordinary shares resulting from the share capital increase as CET1 instruments; (iv) the authorisation by certain foreign supervisory authorities for the approval of the change of the direct qualifying participant in certain foreign supervised entities within the group headed by MPS; (v) the authorisation of the Presidency of the Council of Ministers pursuant to Article 2 of Law Decree no. 21 of 15 March 2012, concerning the exercise of special powers in relation to investments in strategic sectors, as converted, with amendments, by Law no. 56 of 11 May 2012, as subsequently amended and supplemented; and (vi) any further authorisations that, pursuant to the applicable law, including sector-specific regulations, may be required (collectively, the “Merger Authorisations”).

Pursuant to the combined provisions of Article 57, paragraph 2, of the TUB and Article 2501-ter of the Italian Civil Code, the Boards of Directors of the Companies Participating in the Merger will submit the approval of the Merger to their respective extraordinary shareholders’ meetings subject to the issuance of the Merger Authorisations.

Pursuant to the Merger Plan, the completion of the Merger is subject to the fulfilment (or, where permitted, the waiver) of the following conditions precedent by the date of execution of the Merger deed:

(i)	the issuance of the Merger Authorisations;

(ii)	the absence of any order, act, injunction and/or measure by any Authority that would prevent the execution of the Merger and/or that would, in any event, materially alter the assessments underlying the determination of the Exchange Ratio;

(iii)	the issuance by the joint expert, to be appointed pursuant to Article 2501-sexies of the Italian Civil Code, of a positive opinion on the fairness of the Exchange Ratio;

(iv)	the approval of the Merger by the extraordinary shareholders’ meetings of the Companies Participating in the Merger;

(v)	the non-occurrence, with reference to MPS and/or Mediobanca, of any fact, event or circumstance arising between the date hereof and the execution date of the Merger that materially and adversely affects the legal relationships, the economic, net equity or financial position and/or the earnings prospects of either of the Companies Participating in the Merger and/or that would, in any event, materially alter the assessments underlying the determination of the Exchange Ratio; and

(vi)	the completion of trade union consultations pursuant to Article 47 of Law no. 428/1990, as subsequently amended and supplemented, in connection with the Merger,

(collectively, the “Conditions Precedent”).

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It is specified that only the conditions referred to in points (v) and (vi) above may be waived by MPS and Mediobanca, subject to the prior written consent of both companies.

It should also be noted that MPS and Mediobanca will file a joint application with the Court of Siena for the appointment of the expert, availing themselves of the option under Article 2501-sexies, paragraph 4, of the Italian Civil Code, to request the Court of the place where the incorporating company has its registered office to appoint one or more joint experts, with the task of preparing a report on the fairness of the Exchange Ratio.

Subject to the fulfilment (or the waiver) of the Conditions Precedent, the Merger will produce its legal effects as from the date of the last of the registrations of the deed of Merger, or from such later date as may be indicated in the deed itself (the “Merger Effective Date”). Starting from the Merger Effective Date, MPS will succeed by operation of law to the entire patrimony, assets and liabilities of Mediobanca and to all of its claims, actions and rights, as well as all obligations, commitments and duties of whatever nature attributable to it, in accordance with the provisions of Article 2504-bis, paragraph 1, of the Italian Civil Code. For accounting purposes, the transactions carried out by the Incorporated Company will be recorded in the financial statements of the Incorporating Company with effect from 1 January of the financial period in which the legal effects of the Merger take place. Tax effects will also run from the same date. The Merger is expected to become effective by the third quarter of 2026.

2.2            Rationale of the Transaction

As indicated in Paragraph 2.1.1 above, the Merger is part of the broader reorganisation project of the MPS Group, aimed at the full integration of the Mediobanca Group into the MPS Group.

In particular, the Merger is aimed at pursuing, in the context of the broader reorganisation, the following principal objectives: (i) rationalising the corporate structure of the MPS Group, while simplifying the decision-making processes for the unified management and governance of the MPS Group itself; the company resulting from the Merger will be the third largest national banking operator in terms of total assets, customer loans, direct funding and total financial assets, and a highly diversified, resilient player with distinctive and complementary capabilities in each business area and a significant degree of innovation and support for growth; (ii) achieving the full cost and funding synergies presented to the market in the context of the Offer; (iii) optimising the capital and funding profile of the MPS Group; and (iv) optimising the solid solvency position of the MPS Group, also on a forward-looking basis.

At the same time, the Merger would allow the shareholders of Mediobanca, other than MPS, to (i) remain shareholders of a banking issuer with shares listed on the Italian regulated market Euronext Milan, which, in terms of size and liquidity, will represent one of the leading Italian banking groups, and (ii) hold shares characterised by a significantly higher degree of liquidity compared to the current Mediobanca share.

3.	NATURE OF THE RELATION, IMPORTANCE OF THE TRANSACTION AND PROCEDURAL ASPECTS

The Merger is structured as follows:

(i)	a related party transaction pursuant to Article 4.11 of the MPS Regulation, the Bankit Circular and Article 3, paragraph 1, letter a), of the RPT Regulation, as MPS directly exercises control, pursuant to Article 2359 of the Italian Civil Code, Article 93 of the TUF and Article 23 of the TUB, over Mediobanca, of which it holds a total of 702,254,055 shares, equal to approximately 86.3% of the share capital of Mediobanca, which is subject to the management and coordination of MPS pursuant to Articles 2497 et seq. of the Italian Civil Code and Article 61 of the TUB; and

(ii)	a transaction of major importance pursuant to Article 4.2.2 of the MPS Regulation as well as Annex 3 to the RPT Regulation. The relevant consideration materiality index is higher than the 5% threshold provided for under Annex 3 of the RPT Regulation. In particular, the consideration of the Merger, in accordance with applicable laws and regulations, was determined by reference to the total value, determined on the basis of the Exchange Ratio, of the maximum number of MPS shares that could be issued to service the exchange in the context of the Merger.

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Notwithstanding that the implementation of the Transaction benefits from the exemption provided for transactions with subsidiaries, pursuant to Article 14, paragraph 2, of the RPT Regulation and Article 4.4.3 of the MPS Regulation, the Board of Directors of MPS has, however, decided not to avail itself of the aforementioned exemption, voluntarily subjecting the approval of the Merger to the framework provided for in the aforementioned procedures for transactions of so-called “major importance”.

In light of the foregoing, the Merger is subject to the prior opinion of the Committee of MPS on the interest of the latter in completing the Transaction, as well as on the related convenience and procedural and substantive fairness.

4.	COMPOSITION AND ACTIVITIES OF THE COMMITTEE

4.1            Summary of the Committee’s preliminary investigation

The Committee – composed of the independent Directors Marcella Panucci (Chairman), Renato Sala, Barbara Tadolini, Domenico Lombardi, Raffaele Oriani – has been involved in the preliminary investigation phases of the Transaction, receiving an adequate flow of information to support the assessments within its remit. Consistently with its role, the Committee, in the course of its meetings, requested specific information and formulated observations, as described in more detail below.

For the purposes of carrying out the assessments within its remit in order to issue this Opinion, the Committee availed itself of the assistance of leading financial and legal advisors, having determined that it was appropriate not to avail itself of the advisors appointed by the Board of Directors of the Company. In particular, the Committee availed itself of the assistance, following verification of the relevant independence requirements, of:

(i)	Alvarez & Marsal Italia S.r.l. and Alvarez & Marsal Spain S.L. (collectively “Alvarez & Marsal” or the “Financial Advisor”), as the financial advisors appointed to assist the Committee in the analysis and assessment of the terms and conditions of the Transaction, also providing for the issuance of a fairness opinion addressed to the Committee with respect to the fairness, from a financial point of view, of the Exchange Ratio as defined in the draft Merger Plan on the basis of the information made available (the “Fairness Opinion”); and

(ii)	Legance — Avvocati Associati (“Legance” or the “Legal Advisor”), as legal advisor engaged to assess the legal and regulatory aspects of the Transaction, also providing for the issuance of a legal opinion attesting the compliance with the applicable legal and regulatory provisions on related party transactions of all acts and legal procedures carried out by the Committee in relation to the Transaction (the “Legal Opinion”).

For the purpose of carrying out its activities, the Committee met on 16 February 2026, 23 February 2026, 24 February 2026 and 6 March 2026, respectively. In the course of the aforementioned meetings, the members of the Committee examined in depth, inter alia, matters relating to the implementation procedures of the Merger, with particular regard to the terms and conditions contained in the drafts of the Merger Plan, also in the context of the Reorganisation, including the proposed Exchange Ratio envisaged by the MPS’s management, as well as the methodologies for determining such exchange ratio, also with the assistance of the Financial Advisor. During the aforementioned meetings, the Committee also requested specific information, formulating observations and requesting, if necessary, clarifications and explanations from the management of the Company, which was invited to attend the initial stages of such meetings in order to report on the status of the Transaction. The General Counsel and the Chief Financial Officer of MPS also participated, upon invitation of the Committee, in the aforementioned meetings for the purpose of examining in depth matters relating to the Merger.

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Lastly, the Committee met on 9 March 2026 for the final determinations with respect to the issuance of this Opinion on MPS’s interest in the Merger, as well as on the convenience and substantive fairness of the related terms and conditions, following the presentation, inter alia, by the Financial Advisor of the Fairness Opinion and, by Legance, of the relevant Legal Opinion.

At the aforementioned meetings, the Committee convened with the participation of all of its members who, consistently with the role assumed, requested specific information and formulated observations.

4.2            Documentation analysed for the purpose of issuing this Opinion

For the purposes of its assessments, the Committee reviewed and examined the following documents made available by the relevant function and by the advisors, each within their respective remit:

(a)	the application submitted by MPS to the European Central Bank and the Bank of Italy on 13 February 2025, concerning the request for authorisation for the proposed acquisition by MPS of (a) a direct controlling shareholding in Mediobanca and (b) an indirect controlling shareholding in Mediobanca Premier S.p.A. and Compass Banca S.p.A. pursuant to Articles 19 and 22 of the TUB and Article 85 of ECB Regulation (EU) No. 468/2014 of 16 April 2014, together with the relevant annexes and supplementary documents to the application itself;

(b)	the authorisation concerning the direct acquisition by MPS of a controlling shareholding in Mediobanca and, as a result, an indirect controlling shareholding in Mediobanca Premier S.p.A. and Compass Banca S.p.A., issued by the European Central Bank on 24 June 2025;

(c)	the draft Merger Plan, provided to the Committee on 9 March 2026;

(d)	the draft explanatory report prepared pursuant to Article 2501-quinquies of the Italian Civil Code and Article 70, paragraph 2, of the regulation adopted by CONSOB resolution no. 11971 of 14 May 1999, as subsequently amended and supplemented, in the version provided to the Committee on 5 March 2026;

(e)	the draft application to be submitted by MPS to the European Central Bank and the Bank of Italy concerning the request for authorisation for the proposed Merger pursuant to Articles 56 and 57 of the TUB and Title III, Chapter 4, Sections I and II of Bank of Italy Circular No. 229/99;

(f)	the Fairness Opinion of Alvarez & Marsal, acting as financial advisor to the Committee in relation to the Transaction, issued on 9 March 2026;

(g)	the Legal Opinion of Legance, issued on 9 March 2026.

The assessments reached by the Committee assume that the information and documents examined for the purposes of issuing this Opinion are complete and correct and will not be subject to material amendments by the competent corporate bodies, and that the analyses carried out by the competent bodies and the advisors referred to above will not reveal any new or additional elements which, if known as at the date hereof, would be capable of affecting the assessments that the Committee has been called upon to make (the “Assumptions”).

5.         METHODOLOGIES RELATING TO THE EXCHANGE RATIO

Alvarez & Marsal, as financial advisor, in the context of its support activities to the Committee, issued a Fairness Opinion in relation to the fairness of the Exchange Ratio as defined in the draft Merger Plan prepared on the basis of the information made available to it.

The Committee, during the meetings of 6 March 2026 and 9 March 2026, agreed upon the valuation methods adopted by the Financial Advisor for the purposes of preparing the Fairness Opinion, taking note of the results of the analyses carried out by Alvarez & Marsal for the purposes of drafting this Opinion.

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In particular, on the basis of the information set out in the Fairness Opinion, the Exchange Ratio was determined having regard to the following public information and data provided by MPS and Mediobanca:

(i)	the financial terms of the Transaction as agreed by MPS and Mediobanca and communicated in writing on 6 March 2026, inclusive of the Exchange Ratio;

(ii)	the preliminary consolidated results of MPS as at 31 December 2025, approved by the Board of Directors of MPS on 10 February 2026;

(iii)	the preliminary consolidated results of Mediobanca as at 31 December 2025, approved by the Board of Directors of Mediobanca on 9 February 2026;

(iv)	the annual financial reports of MPS as at 31 December 2024 and 31 December 2023, together with the reports of the Directors, the Board of Statutory Auditors and the auditing firm of MPS;

(v)	the annual financial reports of Mediobanca as at 30 June 2025 and 30 June 2024, together with the reports of the Directors, the Board of Statutory Auditors and the auditing firm of Mediobanca;

(vi)	the interim financial reports as at 30 September 2025 of MPS and Mediobanca, respectively;

(vii)	the 2026 – 2030 Industrial Plan of MPS, which includes the effects of the full integration of Mediobanca, as approved by the Board of Directors of MPS on 26 February 2026 and announced to the market on 27 February 2026;

(viii)	the 2026 – 2030 Industrial Plan of MPS in the scenario in which MPS is the controlling shareholder of Mediobanca with a shareholding of 86%, therefore inclusive of the synergies achieved solely in a pre-Merger scenario, as approved by the Board of Directors of MPS on 26 February 2026;

(ix)	the 2026 – 2030 Industrial Plan of Mediobanca inclusive of the synergies achieved in a pre-Merger scenario and attributable to Mediobanca, as approved by the Board of Directors of Mediobanca on 26 February 2026, and consolidated into the Industrial Plan of MPS;

(x)	the Reference Financial Statements, taking into account the distribution of dividends for 2025 announced by the Boards of Directors of MPS and Mediobanca on 10 February 2026 and 9 February 2026, respectively;

(xi)	public and non-public information relating to MPS and Mediobanca, including market communications, corporate documents and investor presentations deemed relevant, inclusive of extracts from documentation presented to the Boards of Directors of MPS and Mediobanca on 26 February 2026, provided by MPS;

(xii)	for a selected group of Italian and European financial institutions, market financial data inclusive of analyst consensus;

(xiii)	the latest findings from the Supervisory Review and Evaluation Process (SREP);

(xiv)	the publicly available reports and data prepared by Damodaran for the purpose of defining the equity risk premium;

(xv)	the information and clarifications provided by the management during meetings and discussions;

(xvi)	market data relating to the share price performance of MPS and Mediobanca;

(xvii)	market analyses of companies comparable to MPS and Mediobanca;

(xviii)	other publicly available information used for the purpose of applying the relevant valuation methodologies, including through data providers (e.g., Factset).

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On the basis of the representations made to the Committee, in light of the operational and market characteristics of MPS and Mediobanca, national and international valuation practice and the available information, the methodologies selected by the Financial Advisor – in order to obtain homogeneous and comparable values – were as follows2:

(i)	the dividend discount model methodology (“excess capital” variant): a valuation based on the present value of the cash flows of potential distributable dividends without compromising the target regulatory capital and on the “terminal value” calculated as a sustainable perpetuity, consistent with long-term growth;

(ii)	the market multiples method: a valuation based on the multiples of comparable listed companies, applied to the 2026-2028 earnings forecasts, taking into account liquidity, operational and financial comparability and any adjustments due to contingent factors;

(iii)	the linear regression method: a valuation based on the correlation between price/tangible net asset value multiples of listed companies and prospective profitability, using a broad and statistically significant sample of European listed banks, in order to define reliable parameters for the valuation of the companies; and

(iv)	the stock market price method: use of market prices to estimate the economic value of the companies concerned, with particular reference to the correlation between market values and economic value, allowing for relative comparisons between the companies subject to valuation.

On the basis of the documentation analysed and submitted to the Committee’s attention, and having examined the Fairness Opinion issued by the Financial Advisor, the Committee considered that the Exchange Ratio – equal to 2.45 MPS shares for each ordinary share of Mediobanca – appropriately reflects the relationship existing between the economic capital values of the two companies.

6.            ANALYSIS AND ASSESSMENTS OF THE COMMITTEE

6.1            Interest in completing the Transaction

On the basis of the documentation examined by the Committee and the information and clarifications provided during the meetings, the Committee believes that the Transaction is functional to the pursuit of the corporate interest of MPS and, in general, of the MPS Group, entailing significant benefits for the MPS Group as a whole and, accordingly, for all shareholders.

In particular, the Committee believes that the Merger is consistent with the strategic rationale described in Paragraph 2.2 above, representing the most suitable instrument – as compared to other possible integration structures – to achieve, on the one hand, the delisting of the Mediobanca shares, in line with the objective declared to the market in the documentation relating to the Offer and with the expectations of, and the representations made by MPS to, the European Central Bank and, on the other hand, the pursuit of the industrial, capital and value creation objectives.

In particular, the Transaction would allow – together with the reorganisation transactions to be implemented following completion of the Merger – to facilitate and accelerate the achievement of the following synergies:

(a)	revenue synergies, through the implementation of a corporate reorganisation consistent with the various business areas;

2 The results of the methodologies described above were also adjusted on an ex-dividend basis to reflect and take into account the distribution of dividends for 2025 announced by the Boards of Directors of MPS and Mediobanca on 10 February 2026 and 9 February 2026, respectively.

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(b)	cost synergies, through technological integration, the optimisation of intra-Group personnel and centralised management of suppliers; and

(c)	funding synergies, including through the optimisation of own funds and eligible liabilities (MREL).

6.2           Convenience and substantive fairness of the terms and conditions of the Transaction

In light of the foregoing, as well as following its preliminary investigation and the related assessments, the Committee notes the following:

-	the Committee was involved in the negotiation and preliminary investigation phases of the Transaction, receiving an adequate flow of information to support the assessments within its remit within the terms described in Paragraph 4 above, in accordance with the provisions of Article 3.1.2 of the MPS Regulation;
-	the process followed to date in relation to the approval of the Merger is correct and compliant with the applicable legal and regulatory provisions;
-	it has received from Alvarez & Marsal a specific Fairness Opinion, in relation to the fairness, from a financial point of view, of the Exchange Ratio as defined in the draft Merger Plan prepared on the basis of the information made available to it, also taking into account the clarifications and further analyses discussed during the meetings of the Committee;
-	it has received from Legance a specific Legal Opinion certifying compliance with applicable legal and regulatory provisions on related party transactions of all acts and legal procedures carried out by the Committee in relation to the Transaction; and
-	the Exchange Ratio that the Board of Directors of MPS intends to propose is consistent with the outcomes of the assessments carried out on the basis of the various methodologies used and appropriately reflects the relationship existing between the economic capital values of the two companies participating in the Merger.

Following its analyses, the Committee deemed it appropriate to positively assess the contributions offered by the advisors and to concur with the conclusions reached by each of them.

7.            CONCLUSIONS

The Committee, in accordance with the provisions of Article 4.3.2 of the MPS Regulation and Article 8 of the RPT Regulation, having examined the documentation referred to above and, in particular, the Fairness Opinion of Alvarez & Marsal and the Legal Opinion of Legance, together with the entire body of supporting documentation, and having considered the Assumptions set out in Paragraph 4.2 above, unanimously expresses a positive opinion on (i) the interest in completing the Transaction on the terms described above, as well as (ii) the related convenience and substantive and procedural fairness.

Siena, 9 March 2026

For the Related Party Committee

The Chairman

Marcella Panucci

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